At an Annual Meeting of Shareholders of the Funds held on July 20,2001, shareholders approved the following proposals:

     To approve a new advisory agreement between Strong Capital Management, Inc. and Strong Conservative Equity Funds, Inc. and on behalf of:

                                                  For            Against
     Strong Advisor U.S. Value Fund          4,342,837.760     440,002.790
     Strong Blue Chip Fund                   13,691,605.159    887,490.674
     Strong Dividend Income Fund             6,661,963.361     671,788.217
     Strong Energy Fund                       862,526.481       54,874.134
     Strong Growth & Income Fund             19,613,413.754   1,354,929.928

                                              Abstain       Broker non-votes
     Strong Advisor U.S. Value Fund         109,861.198       1,133,842.000
     Strong Blue Chip Fund                  292,601.323       3,756,538.000
     Strong Dividend Income Fund            182,683.312       2,215,426.000
     Strong Energy Fund                      30,909.305        144,148.000
     Strong Growth & Income Fund            520,688.466       6,283,657.000